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                                                                      EXHIBIT 11

                       AMERICAN INTERNATIONAL GROUP, INC.

                       COMPUTATION OF EARNINGS PER SHARE
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                             SIX MONTHS          THREE MONTHS
                                                           ENDED JUNE 30,       ENDED JUNE 30,
                                                          -----------------    ----------------
                                                          2001(A)     2000      2001      2000
                                                          -------    ------    ------    ------
Share information reflects an adjustment for a common
  stock split in the form of a 50 percent common stock
  dividend paid July 28, 2000.
Numerator:
Income before cumulative effect of an accounting
  change................................................  $3,165     $2,753    $1,627    $1,407
Cumulative effect of an accounting change, net of tax...      (6)        --        --        --
                                                          ------     ------    ------    ------
Net income (applicable to common stock).................  $3,159     $2,753    $1,627    $1,407
                                                          ======     ======    ======    ======
Denominator:
Basic:
Average outstanding shares used in the computation of
  per share earnings:
  Common stock..........................................   2,477      2,491     2,477     2,491
  Common stock in treasury..............................    (144)      (174)     (145)     (178)
                                                          ------     ------    ------    ------
Average outstanding shares -- basic.....................   2,333      2,317     2,332     2,313
                                                          ------     ------    ------    ------
Diluted:
Average outstanding shares used in the computation of
  per share earnings:
  Common stock..........................................   2,477      2,491     2,477     2,491
  Common stock in treasury..............................    (144)      (174)     (145)     (178)
Stock options and stock purchase plan (treasury stock
  method)...............................................      25         26        26        26
                                                          ------     ------    ------    ------
Average outstanding shares -- diluted...................   2,358      2,343     2,358     2,339
                                                          ------     ------    ------    ------
Net income per share:
  Basic
     Income before cumulative effect of an accounting
       change...........................................  $ 1.35     $ 1.19    $ 0.69    $ 0.61
                                                          ------     ------    ------    ------
     Net income.........................................  $ 1.35     $ 1.19    $ 0.69    $ 0.61
                                                          ------     ------    ------    ------
  Diluted
     Income before cumulative effect of an accounting
       change...........................................  $ 1.34     $ 1.17    $ 0.69    $ 0.60
                                                          ------     ------    ------    ------
     Net income.........................................  $ 1.34     $ 1.17    $ 0.69    $ 0.60
                                                          ------     ------    ------    ------

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(a) The number of common shares outstanding as of June 30, 2001 was 2,331. The number of common shares that would have been outstanding as of June 30, 2001 assuming the exercise or issuance of all potentially dilutive common shares was 2,357.